                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------

                           AAMES FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                   95-4340340
                      (I.R.S. employer identification No.)

                       3731 WILSHIRE BOULEVARD, 10TH FLOOR
                            LOS ANGELES, CALIFORNIA                90010
                     (Address of principal executive offices)    (Zip Code)

              AAMES FINANCIAL CORPORATION 1996 STOCK INCENTIVE PLAN
                         STOCK OPTION AGREEMENT BETWEEN
                AAMES FINANCIAL CORPORATION AND CARY H. THOMPSON
         AAMES FINANCIAL CORPORATION ASSUMPTION STOCK OPTION AGREEMENTS
                              (Full title of plan)

                             BARBARA S. POLSKY, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           AAMES FINANCIAL CORPORATION
                       3731 WILSHIRE BOULEVARD, 11TH FLOOR
                          LOS ANGELES, CALIFORNIA 90010
                     (Name and address of agent for service)

                                 (213) 351-6100
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                      Proposed             Proposed
  Title of                       Number of             Maximum              Maximum
Securities                        Shares              Offering             Aggregate              Amount of
   to be                          to be               Price Per            Offering             Registration
Registered                      Registered           Share (1)(2)         Price (1)(2)               Fee
-------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par
value per share                 1,524,355               $37.00            $56,401,135             $17,092
Preferred Share                 1,524,355                 NA                   NA                      NA
   Purchase Rights(3)
=============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2)      Calculated pursuant to Rule 457(c) and 457(h)(1).

(3) The Rights to purchase the Preferred Stock will be attached to and will trade with the shares of Common Stock of the Registrant.

                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents are incorporated herein by reference:

      (a) Registrant's Prospectus Supplement dated October 10, 1996 filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act");

      (b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since June 30, 1996; and

      (c) The descriptions of the classes of securities to be offered contained in the Registrant's Registration Statements on Form 8-A dated October 22, 1991 and June 21, 1996.

             All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

      The securities to be offered are registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             The Company has adopted provisions in its Certificate of Incorporation which limit the liability of directors. As permitted by applicable provisions of the Delaware General Corporation law (the "Delaware Law"), directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its stockholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interests of the Company or its stockholders, that involve intentional misconduct or knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to the Company or its stockholders, or that show a reckless disregard for his duty to the Company or its stockholders in circumstances in which he was or should have been aware, in the ordinary course of performing his duties of a risk of serious injury to the Company or its stockholders, or (iii) based on transactions between the Company and its directors or other corporations with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the Delaware Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

      The Company's Bylaws provide that the Company must indemnify its directors and officers to the full extent permitted by the Delaware Law, including circumstances in which indemnification is otherwise discretionary under the Delaware Law, and the Company has entered into indemnification agreements (the "Indemnification Agreements") with its directors providing such indemnity. The Indemnification Agreements constitute binding agreements between the Company and each of the other parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to an Indemnification Agreement.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.




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
ITEM 8.  EXHIBITS.

 4.1    Registrant's 1996 Stock Incentive Plan

 4.2    Stock Option Agreement between the Registrant and Cary H. Thompson (1)

 4.3 Form of Assumption Stock Option Agreement between the Registrant and the employees listed on Schedule A thereto

 5.1 Opinion of Barbara S. Polsky, Esq., Senior Vice President and General Counsel of the Registrant, regarding validity of securities

 23.1   Consent of Price Waterhouse, LLP

 23.2 Consent of Barbara S. Polsky, Esq., Senior Vice President and General Counsel of the Registrant (included in Exhibit 5.1)


----------------------
(1) Incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended June 30, 1996.


ITEM 9.  UNDERTAKINGS.

      (a)    The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.





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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California as of January 7, 1997.

                                       AAMES FINANCIAL CORPORATION
                                              (Registrant)

                                       By: /s/ Gary K. Judis
                                          --------------------------------
                                           Gary K. Judis
                                           Chairman, President and
                                           Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary K. Judis and Gregory J. Witherspoon and each of them, his or her attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                                 TITLE                                          DATE
        ---------                                 -----                                          ----
/s/ Gary K. Judis                      Chairman, Chief Executive Officer and                January 7, 1997
-----------------------------          President (Principal Executive Officer)
Gary K. Judis

/s/ Cary H. Thompson                   Chief Operating Officer and Director                 January 7, 1997
-----------------------------
Cary H. Thompson

/s/ Gregory J. Witherspoon             Executive Vice President - Finance,                  January 7, 1997
-----------------------------          Chief Financial Officer and Director
Gregory J. Witherspoon

/s/ Bobbie J. Burroughs                Executive Vice President - Administration,           January 7, 1997
-----------------------------          Secretary and Director
Bobbie J. Burroughs

/s/ Mark E. Elbaum                     Senior Vice President - Finance                      January 7, 1997
-----------------------------          (Principal Accounting Officer)
Mark E. Elbaum

/s/ Neil B. Kronswiet                  Executive Vice President and Director                January 7, 1997
-----------------------------
Neil B. Kornswiet

/s/ Joseph R. Cerrell                  Director                                             December 19, 1996
-----------------------------
Joseph R. Cerrell

/s/ Dennis F. Holt                     Director                                             January 7, 1997
-----------------------------
Dennis F. Holt

/s/ Melvyn Kinder                      Director                                             January 7, 1997
-----------------------------
Melvyn Kinder


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
                                  EXHIBIT INDEX


Exhibit No.                          Description
-----------                          -----------
   4.1       Registrant's 1996 Stock Incentive Plan

   4.2       Stock Option Agreement between the Registrant and
             Cary H. Thompson (1)

   4.3 Form of Assumption Stock Option Agreement between the Registrant and the employees listed on Schedule A thereto

   5.1       Opinion of Barbara S. Polsky, Esq., Senior Vice President, and
             General Counsel of the Registrant, regarding validity of securities

  23.1       Consent of Price Waterhouse, LLP

  23.2       Consent of Barbara S. Polsky, Esq., Senior Vice President, and
             General Counsel of the Registrant (included in Exhibit 5.1)

--------------------
(1) Incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended June 30, 1996.



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